EXHIBIT 10.2

PREMIERE GLOBAL SERVICES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Company”), and DAVID M. GUTHRIE (the “Employee”), on May 19, 2008, to be effective as of June 30, 2008 (the “Effective Date”).

BACKGROUND STATEMENT

The Company and the Employee are parties to that certain Employment Agreement effective as of July 20, 2006 (the “Original Agreement”), which Original Agreement was further amended on September 15, 2006, and December 21, 2007. The Company and the Employee desire to amend and restate the Original Agreement as set forth herein.

THEREFORE, in consideration of and reliance upon the foregoing Background Statement and the representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the Company and the Employee agree to the following:

TERMS

Section 1. Duties. The Company hereby employs the Employee as Chief Technology Officer of the Company. The Employee will have the powers, duties and responsibilities normally associated with the Chief Technology Officer of a corporation, including duties assigned to him from time to time by the Chief Executive Officer of the Company to whom he shall report. The Employee will devote substantially all of his business time to faithfully and industriously perform his duties and promote the business and best interests of the Company. The Employee’s duties hereunder are to be performed (subject to such travel as may be required in the conduct of his duties hereunder) at the Company’s corporate headquarters located in Atlanta, Georgia.

Section 2. Compensation.

Section 2.1. Base Salary. During the term of the Employee’s employment under this Agreement, the Company will pay the Employee an annual base salary of four hundred thousand dollars ($400,000), payable in accordance with the Company’s standard payroll practices.

Section 2.2. Bonus Compensation. In addition to his base salary, the Employee will be entitled to earn an annual bonus and/or quarterly bonuses for each calendar year during the term of this Agreement in an amount to be determined based on performance criteria and targets established from time to time by the Compensation Committee of the Board of Directors of the Company. Unless the Compensation Committee determines otherwise prior to the end of the first quarter of a given calendar year, the Employee’s target bonus for each calendar year will be equal to sixty percent (60%) of his annual base salary for such year, with eighty percent (80%) of the target bonus allocated to achievement of quarterly targets (i.e. twenty percent (20%) per quarter) and twenty percent (20%) allocated to achievement of annual targets. The Employee will also be entitled to any additional bonus and incentive compensation granted to Employee by the Compensation Committee in its discretion. The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of the Company.

Section 2.3. Employee Benefits. During the term of his employment under this Agreement, the Employee will be entitled to participate in all employee benefit programs, including pension and profit-sharing plans, and any medical, health, dental, disability and other insurance programs and any fringe benefits generally available to other senior employees of the Company.

Section 2.4. Reimbursement of Expenses. The Company will reimburse the Employee, in accordance with the Company’s policies, for all reasonable expenses incurred by the Employee in performing his duties hereunder. Notwithstanding the foregoing, the Company will have no obligation to pay reimbursements under this Section 2.4 unless the Employee submits timely reports of his expenditures to the Company in the manner prescribed by the Company.

Section 2.5. Vacation. The Employee will be entitled to three (3) weeks paid vacation annually in accordance with the Company’s policies.

Section 3. Term of Employment. Subject to Section 4 hereof, the Employee’s initial term of employment under this Agreement will begin on the Effective Date and will expire on December 31, 2008. The initial term of employment will automatically renew for an additional one-year period upon the foregoing expiration, and thereafter upon the expiration of any renewal term provided by this Section 3, unless the Company or the Employee provides written notice to the other party at least ninety (90) days prior to the expiration date that such party does not want this Agreement to renew.

Section 4. Termination of Employment.

Section 4.1. Automatic Termination. The Employee’s employment hereunder will terminate automatically upon the death of the Employee.

Section 4.2. Termination by the Company without Cause or by the Employee with Good Reason.

(a) The Company may terminate the Employee’s employment under this Agreement for “Cause,” which shall consist of any of the following:

(i) the willful and continued failure of the Employee to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Employee, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to the Employee by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer of the Company believes that the Employee has not substantially performed his duties;

(ii) the willful engaging by the Employee in illegal conduct or gross misconduct which has, or reasonably may be expected to have, a substantial, adverse effect upon the Company;

(iii) the Employee’s violation of any written policy of the Company;

(iv) the Employee’s indictment, conviction, or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud;

(v) the Employee’s breach of any provision of Section 5 of this Agreement; or

(vi) the Employee’s breach of any other material term or covenant of this Agreement; provided that such breach is not cured, if it is susceptible to cure, within thirty (30) days following receipt of notice from the Company setting forth the allegations of Cause.

(b) The Employee may terminate his employment under this Agreement for “Good Reason,” which shall consist of any of the following:

(i) the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities with the Company or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(ii) a material reduction in the Employee’s base salary;

(iii) a material breach by the Company of any of the provisions of this Agreement; or

(iv) the Company’s requiring the Employee without his consent to be based at any office or location other than the Atlanta, Georgia area.

However, no such event described hereunder shall constitute Good Reason unless the Employee has given written notice to the Company specifying the event relied upon for such determination within ninety (90) days after the occurrence of such event and the Company has not remedied such situation within thirty (30) days of receipt of such notice. The Company shall notify the Employee of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by the Employee based on such claimed Good Reason that has been cured shall be deemed withdrawn and shall not be effective to terminate the Agreement.

(c) Any non-renewal of the term of this Agreement by the Company pursuant to Section 3 hereof, in contemplation of, or within twenty-four (24) months after, a Change in Control (as defined below) shall be deemed to constitute a termination by the Company without Cause as of the expiration of the then-current term of this Agreement.

(d) If the Employee’s employment with the Company under this Agreement is terminated (i) by the Company without Cause either before or after a Change in Control or (ii) by the Employee with Good Reason within twenty-four (24) months after a Change in Control, the Employee will be entitled to receive (A) an amount equal to his annual base salary through the date of termination (the “Termination Date”) to the extent not theretofore paid, (B) a pro rata portion of any quarterly bonus earned by the Employee with respect to the calendar quarter in which the termination occurs, payable on or about the same date that bonuses for such calendar quarter are paid to other executive officers of the Company, (C) severance pay equal, in the aggregate, to two hundred percent (200%) of the Employee’s annual base salary in effect on the Termination Date, and (D) an amount equal to the cost of the Employee’s COBRA coverage for eighteen (18) months, determined as of the Termination Date. As a condition to the payment of these severance amounts, the Employee will sign a release and waiver of claims in substantially the form set forth in Exhibit A hereto (the “Release”). The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following the Employee’s receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without the Employee’s revoking or causing it to be revoked. Subject to Section 8 hereof, the severance amounts in clauses (C) and (D) will be payable in cash in a lump sum within seventy-five (75) days following the Termination Date (the actual date during such period to be determined by the Company in its sole discretion).

(e) For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (I) the Company or (II) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (B) the Company or any Subsidiary, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (i); or

(ii) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least sixty percent (60%) of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least eighty percent (80%) of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Approval by the shareholders of the Company of:

(A) a merger, consolidation or reorganization involving the Company, unless:

(I) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least fifty one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two thirds (2/3) of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (I) and (II) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”); or

(B) A complete liquidation or dissolution of the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Section 4.3. Termination by the Employee. The Employee may terminate his employment under this Agreement by giving the Company at least thirty (30) days prior written notice.

Section 4.4. Compensation Upon Termination by the Company for Cause or by the Employee without Good Reason. In the event the Company terminates the Employee’s employment hereunder for Cause, or if the Employee terminates his employment pursuant to Section 4.3, the Company will pay to the Employee his accrued base salary through the Termination Date, as well as any earned and accrued but unpaid bonus compensation.

Section 5 Restrictive Covenants.

Section 5.1. Acknowledgements. The Employee understands and agrees that, by virtue of the Employee’s position with the Company, the Employee will have substantial impact on the goodwill and other legitimate business interests of the Company and access to ”Confidential Information” and “Trade Secrets” (as such terms are defined below) relating to the Company and its customers. Employee hereby acknowledges his responsibility for building and maintaining business and customer relationships for the Company and the Company’s significant investment of resources and money in specialized training and professional development of the Employee concerning the Company’s unique business services, processes and strategies. Accordingly, the Employee acknowledges that he will be in a position to have a substantial adverse impact on the Company’s business interests should the Employee engage in activities in violation of the restrictive covenants of this Section 5. The Employee acknowledges that the Company is materially relying upon the Employee’s compliance with the terms of this Section 5 and that the Employee’s covenants herein are material to the Company’s ongoing operations. The Employee further acknowledges that the Employee’s adherence to the restrictive covenants set forth in this Section 5 is also an important and substantial part of the consideration that the Company is receiving under this Agreement and agrees that the term, geographic area and scope of the restrictive covenants in this Section 5 are reasonably necessary to protect and preserve the legitimate business interest of the Company and enforceable in all respects. Employee further acknowledges and agrees the Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Section 5.2. Prohibited Activities. During the “Restricted Period” (as defined below), the Employee will not, directly or indirectly, for the Employee’s own account or for or on behalf of any other person or entity, whether as an owner, operator, officer, director, employee, partner, principal, joint venturer, consultant, investor, shareholder or independent contractor:

(a) Non-competition. Participate in the ownership or management of, or provide services, within a seventy-five (75) mile radius of each location in which the Company conducts “Business” (as defined below) within the United States on the Effective Date of the Agreement (the “Territory”), of substantially the same nature or character as those provided to the Company by the Employee to any business that directly or indirectly competes with the Company in the Territory with respect to multimedia messaging (high-volume actionable communications, including e-mail, wireless messaging, voice message delivery, SMS messaging and fax) and audio and data conferencing and Web-based collaboration services (collectively, the “Business”). Employee acknowledges and agrees that in connection with his performance of the duties set forth in Section 1, Employee will be performing services in and have overall management responsibility for the Company’s technology and product development strategies in each of these office locations.

(b) Non-solicitation. Solicit for the purpose of engaging in the Business or competing with the Company any (i) customers of the Company who were customers of the Company during the one (1) year period preceding Employee’s termination and with whom the Employee had material contact, or (ii) prospective customers of the Company who, within two (2) years prior to Employee’s termination, had been the subject of individually targeted solicitation by Company representatives to become a customer of the Company and where the Employee supervised and/or participated in such solicitation activities. For purposes of this Agreement, the Employee shall be deemed to have had “material contact” with a customer if (a) he had business dealings with the customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

(c) Non-recruitment. Solicit or induce, or attempt to solicit or induce, any of the Company’s employees, agents, consultants, or independent contractors to terminate their relationship with the Company or to establish a relationship with a competitor of the Company of substantially the same nature or character theretofore existing with respect to the Company.

(d) Non-disparagement. Speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business or reputation of the Company.

For purposes of this Agreement, the Restricted Period will be a period beginning on the Effective Date and continuing for a period of one (1) year after the termination or expiration of the Employee’s employment hereunder, regardless of the reason for such termination or expiration. The foregoing notwithstanding, the Employee may own as a passive investment less than three percent (3%) of any class of securities registered pursuant to the 1934 Act of any corporation engaged in competition with the Company pursuant to Section 5.2(a) hereof so long as the Employee does not otherwise (i) participate in the management or operation of any such business, or (ii) violate any other provision of this Agreement.

Section 5.3. No Interference With Contracts. The Employee acknowledges his obligation to abide by applicable state laws prohibiting interference with the Company’s contracts with third parties, such as improperly seeking to have a third party terminate or not renew any contractual relationship with the Company.

Section 5.4. Confidentiality and Trade Secrets.

(a) The Employee agrees to maintain in strict confidence, and not use or disclose to anyone except pursuant to written instructions from the Company, any “Trade Secret” of the Company, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the unauthorized acts or omissions of the Employee.

(b) The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any “Confidential Information” during his employment hereunder and for a period of two (2) years thereafter.

(c) Upon termination of the Employee’s employment with the Company, the Employee shall not retain or destroy and shall return to the Company any and all property and all business records of the Company and its customers, including, but not limited to, cell phones, keys, credit and identification cards, computers, files, personal items or equipment provided to the Employee for his use, together with all written or recorded materials, contracts, calendars, telephone lists, electronically stored information, documents, computer disks, plans, records (including, without limitation, customer records on computer drives, computer disks or paper), notes or other materials relating to the Company, its business or its customers, including all copies thereof, regardless of whether the Employee prepared them himself or they were provided to the Employee by the Company or any customer. At all times, the items listed above shall remain the property of the Company or its customers.

(d) The Employee may disclose Trade Secrets or Confidential Information pursuant to any order or legal process requiring him (in his legal counsel’s reasonable opinion) to do so, provided that the Employee shall first have notified the Company in writing of the request or order to so disclose the Trade Secrets or Confidential Information in sufficient time to allow the Company to seek an appropriate protective order.

(e) “Trade Secret” shall mean information that is a trade secret as defined under applicable law. In the absence of a definition under applicable law, a “Trade Secret” shall mean any information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, , a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by, or available to, the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) “Confidential Information” shall mean any nonpublic information of a competitively sensitive nature, other than Trade Secrets, acquired by the Employee, directly or indirectly, in connection with the Employee’s employment, including (without limitation) oral, written or electronic information concerning the Company, its businesses, or its customers, suppliers or partners that is not generally known to the public or the Company’s competitors and which has value to the Company or its customers, including, but not limited to the following: information concerning the Company’s financial position and results of operations (including, but not limited to, revenues, margins, EBITDA, net income, assets and liabilities); annual and long-range business plans and methods; product or service plans; technical information; inventions; marketing plans and methods, account invoices; training, educational and administrative manuals; customer information, including names, addresses, telephone numbers, customer requirements, and purchase histories; “Customer Content” (as defined below); and associate lists. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by or at the direction of the Employee without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. “Customer Content” shall mean any nonpublic information or content owned by the Company’s customers and disclosed to the Company and/or Employee, either directly or through the Company’s services, including technical data, financial information, proprietary information, business information or information protected by a confidentiality agreement between the Company and its customers.

Section 5.5. Remedies. In the event the Employee violates or threatens to violate the provisions of this Section 5, the parties acknowledge and agree that damages at law will be an insufficient remedy and that the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company, and no bond or security will be required in connection with such equitable relief.

Section 5.6. Counterclaims. The existence of any claim or cause of action the Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 5, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

Section 6. Ownership of Employee’s Work

Section 6.1. Company Ownership of Inventions, Patents and Copyrights. The Employee hereby assigns, releases and transfers to the Company and its nominees, successors and assigns the Employee’s entire right, title and interest in any idea, invention, improvement, design of useful article (whether the design is ornamental or otherwise), computer program and related documentation and other work of authorship, hereafter made or conceived solely or jointly by the Employee, or created wholly or in part by the Employee, whether or not such Inventions are patentable, copyrightable or susceptible to other forms of protection, where such Inventions (a) relate to the actual or anticipated business or research or development of the Company, or (b) are suggested by or result from any task assigned to the Employee or work performed by the Employee for or on behalf of the Company (all hereinafter referred to as “Inventions”); provided that the restrictions contained in this Section 6 will not apply to Inventions conceived after the termination of the Employee’s employment unless they are conceived with the use of Confidential Information or Trade Secrets of the Company or facilities, property or personnel of the Company. The Employee stipulates that any works of authorship prepared by or at the direction of the Employee in connection with his employment with the Company shall be deemed to be “works made for hire” under the United States copyright laws, and owned solely and exclusively by the Company or its nominees, successors, and assigns.

Section 6.2. Notice of Inventions and Cooperation. The Employee shall promptly disclose in writing to his supervisor any Inventions and shall execute specific assignments of title and do anything else reasonably necessary to enable the Company to secure, maintain or enforce patent, copyright or other forms of protection therefor in the United States and in other countries.

Section 7. Company. For purposes of Sections 5 and 6, “Company” shall include the Company and its affiliated entities.

Section 8. Section 409A Compliance. Notwithstanding anything in the Agreement to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be payable or distributable under the Agreement by reason of the Employee’s separation from service, then if and to the extent necessary to comply with Section 409A of the Code, the payment or distribution of such amount or benefit will be delayed until the first day following the six (6) month anniversary of the Employee’s termination of service. On such date, the Company will pay or distribute to the Employee an amount equal to that which the Employee would normally have received during such six (6) month period. Thereafter, payments and benefits will be paid or distributed as provided in Section 4.2(d).

Section 9. Compliance With Other Agreements. The Employee represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of his obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Employee is a party or may be bound.

Section 10. Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

Section 11. Waiver. A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or a waiver of the same breach on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

Section 12. Amendment. This Agreement may not be amended or modified except by a writing signed by both parties.

Section 13. Headings. The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

Section 14. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 15. Number and Pronouns. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

Section 16. Assignment; Binding Effect. Neither this Agreement nor any right or interest hereunder shall be assignable by either the Employee or the Company without the other party’s prior written consent; provided, however, that nothing in this Section 16 shall preclude (i) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

Section 17. Arbitration. Any dispute between the parties shall be resolved through binding arbitration conducted by the American Arbitration Association under the rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and hereby consent to jurisdiction and venue there. The predominately nonprevailing party, as determined by the arbitrator(s), shall pay the reasonable attorneys’ fees and other expenses of the predominately prevailing party in any such arbitration or resulting litigation.

Section 18. Entire Agreement. With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements (including without limitation, any Nondisclosure, Nonsolicitation & Inventions Agreement), understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto except as embodied herein.

Section 19. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law.

Section 20. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:

Premiere Global Services, Inc.
The Terminus Building
3280 Peachtree Road, NW, Suite 1000
Atlanta, GA 30305-2422
Attention: Chief Legal Officer
Facsimile: (404) 262-8540

If to the Employee:
David M. Guthrie

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ Boland T. Jones
Boland T. Jones

Its:	Chief Executive Officer
EMPLOYEE

/s/ David M. Guthrie
David M. Guthrie